Exhibit 99.(a)(1)(d)

ABERDEEN FUNDS

Certificate of Establishment and

Designation of Additional Series and Share Class

The undersigned, Secretary of Aberdeen Funds (the “Trust”), a multi-series Delaware statutory trust registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), does hereby certify that the following preambles and resolutions designating additional series of shares of the Trust were duly adopted by written consent of the Board of Trustees of the Trust on May 12, 2009 and became effective on May 12, 2009, all in accordance with the laws of the State of Delaware and pursuant to Article III, Sections 1, 5 and 6 and Article IV, Section 3(b) of the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), and that such resolutions are incorporated by reference into the Declaration of Trust in accordance with Article III, Section 6 thereof:

WHEREAS, the Aberdeen Emerging Markets Fund is a U.S. registered open-end, management investment company that is a separate series of The Advisors’ Inner Circle Fund II, a Massachusetts business trust that offers other mutual fund series in addition to the Aberdeen Emerging Markets Fund;

WHEREAS, the Aberdeen Emerging Markets Fund is advised by Aberdeen Asset Management Inc. and sub-advised by Aberdeen Asset Management Investment Services Limited and Aberdeen Asset Management Asia Limited;

WHEREAS, management recommends that the assets and liabilities of the Aberdeen Emerging Markets Fund be reorganized from a fund within The Advisors’ Inner Circle Fund II to a fund within the Trust;

WHEREAS, management recommends the creation of a shell series of the Trust to acquire the assets and liabilities of the Aberdeen Emerging Markets Fund;

WHEREAS, management proposes the adoption of resolutions so that a shell series may be established and filed with the U.S. Securities and Exchange Commission (“SEC”) and any necessary state securities filings may be made;

WHEREAS, pursuant to Article III, Section 6, of the Declaration of Trust, the Trustees have the authority to establish and designate additional series of the Trust, and

WHEREAS, pursuant to Article III, Sections 1 and 6, of the Declaration of Trust, beneficial interests in the Trust may be divided into an unlimited number of transferable shares (“Shares”), and the Board may authorize the division of such Shares into separate series and the division of such series into separate classes, with such characteristics as the Board may determine;

NOW, THEREFORE BE IT RESOLVED, that the Trust shall add “Aberdeen Emerging Markets Institutional Fund” as one additional series of Shares comprised of an unlimited number of Shares (the “Fund”); and it is further

RESOLVED, that a Share of the additional series of the Trust shall represent a proportionate interest in and shall have equal rights with each other Share of a series with respect to the assets of the Trust pertaining to the series and shall have the rights, preferences, privileges and limitations as set forth in the Declaration of Trust; and it is further

RESOLVED, that in accordance with Article III, Sections 1 and 6 of the Declaration of Trust, the initial class of Shares of the Fund be, and hereby is, established and designated as Institutional Class and an unlimited number of Shares are hereby classified and allocated to the Institutional Class of the Fund; and it is further

RESOLVED, that a Share of the Institutional Class of the Fund shall represent a proportionate interest in and shall have equal rights with each other Share of a class of the Fund with respect to the assets of the Trust pertaining to the Fund and shall have the rights, preferences, privileges and limitations as set forth in the Declaration of Trust, provided that:

1.            The dividends and distributions of investment income and capital gains with respect to Shares of the Institutional Class of the Fund shall be in such amounts as may be declared from time to time by the Board (or declared and paid in accordance with a formula adopted by the Board or delegated authority by the Board), and such dividends and distributions may vary with respect to such Fund or class from the dividends and distributions of investment income and capital gains with respect to the other series or classes of the Trust, to reflect charges of any pro rata portion of distribution expenses paid pursuant to a Distribution Plan adopted by the Trust on behalf of a series or class, as applicable, in accordance with Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”) (or any successor thereto) (a “Distribution Plan”), to reflect charges of any pro rata portion of administrative service expenses paid pursuant to an Administrative Services Plan adopted by the Trust on behalf of a series or class, as applicable, or to reflect differing allocations of the expenses of the Trust among the series or classes and any resultant difference among the net asset values per share of the series or classes, to such extent and for such purposes as the Board may deem appropriate.  The allocation of investment income, capital gains, expenses and liabilities of the Fund among its classes, as applicable, shall be determined by the Board in a manner that is consistent with the Multiple Class Plan adopted by the Trust in accordance with Rule 18f-3 under the 1940 Act.

2.            Except as may otherwise be required by law, pursuant to any applicable order, rule or interpretation issued by the SEC, or otherwise, the holders of Institutional Class Shares of the Fund shall have (i) exclusive voting rights with respect to any matter submitted to a vote of shareholders that affects only holders of Shares of the Fund or Institutional Class, including, without limitation, the provisions of any Distribution Plan applicable to the Institutional Class; (ii) voting rights with respect to the provisions of any Distribution Plan that may in the future (as a result of any conversion of the Institutional Class of Shares or otherwise) affect the Institutional Class of Shares; and (iii) no voting rights with respect to the provisions of any Distribution Plan applicable to any other series or class of the Trust or with regard to any other matter submitted to a vote of shareholders that does not now or in the future affect holders of Shares of the Institutional Class of the Fund; and it is further

RESOLVED, that the Secretary of the Trust is hereby authorized and directed to prepare a Certificate of Establishment and Designation of Additional Series and Share Class memorializing the establishment and creation of the Fund and Institutional Class in accordance with these resolutions; and it is further

RESOLVED, that that the proper officers of the Trust or their designees are authorized and directed to prepare or cause the preparation of, to execute and to cause to be filed with the SEC, a post-effective amendment to the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act relating to the addition of the Fund, including prospectus, statement of additional information for the Fund and any exhibits or other documents as they may deem necessary or appropriate, in order to register the Shares of the Fund under the 1933 Act and the 1940 Act for the offer and sale in a continuous public offering of such Shares; and it is further

RESOLVED, that it is desirable and in the best interests of the Trust that Shares of the Fund be qualified or registered for sale in various States; that the President or Vice President, and the Secretary be, and each hereby is, authorized to determine the States in which appropriate action shall be taken to qualify or register for sale all or such part of such Shares as said officers may deem advisable; that said officers are hereby authorized to perform for the Trust any and all such acts as they deem necessary or advisable in order to comply with the applicable laws of any such States, and in connection therewith to execute, file and certify all requisite papers and documents, including, but not limited to, applications, forms of resolutions, reports, surety bonds, irrevocable consents, and appointments of attorneys for service of process; and that the execution by such officers of any such paper or document or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor from the Trust and the approval and ratification by the Trust of the papers and documents so executed and the action so taken.

In witness whereof, I have hereunto set my hand as such officer of the Trust as of this 12th day of May, 2009.

Aberdeen Funds

/s/ Alan Goodson
Alan Goodson
Secretary

Filed with the written consent of the Board of Trustees of the Trust on May 12, 2009.